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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported)   August 18, 1995
                                                         -----------------------
                             DEPOSIT GUARANTY CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         MISSISSIPPI                        0-4518                64-0472169
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(State or other jurisdiction of          (Commission           (I.R.S. Employer
      of incorporation)                  File Number)        Identification No.)

 210 EAST CAPITOL STREET, JACKSON, MS                                39201
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(Address of principal executive offices)                           (Zip Code)

 Registrant's telephone number, including area code          (601) 354-8564
                                                   -----------------------------
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ITEM 5.      OTHER EVENTS


    The following cases, which relate to the placement of collateral protection insurance, have been filed against the Company's subsidiary, Deposit Guaranty National Bank (the "Bank"):

    1. Marion Bentley v. Deposit Guaranty National Bank and Prudential Property & Casualty Insur. Co., Civil Action No. 9:95CV292PS in the United States District Court for the Southern District of Mississippi, Hattiesburg, Division. In this matter, which was filed on August 18, 1995, the plaintiff sued the defendants on behalf of himself and all others similarly situated with respect to collateral protection insurance obtained by the Bank from Prudential Property & Casualty Insurance Company. The plaintiff claims causes of action for breach of the duties of good faith and fair dealing, violation of the Fair Debt Collection Practices Act, violation of federal antitrust laws, breach of fiduciary duty, fraud, failure to comply with Regulation Z, infliction of emotional distress, and damage to credit reputation. The plaintiff seeks compensatory damages for alleged excessive insurance, interest charged thereon, and attorneys' fees. Additionally, the plaintiff seeks actual damages for emotional distress, damage to credit reputation, prejudgement interest, compensatory damages, treble damages and punitive damages. The plaintiff estimates compensatory damages of $20 million and estimates punitive damages in the amount of $50 million. This action has not been certified by the court as a class action.

    2. Deposit Guaranty National Bank v. John Dear, Civil Action No. 95-49, Circuit Court of Rankin County, Mississippi. This action was instituted by the Bank against Dear to collect a deficiency on a note after repossession and sale of the collateral for the note. In March, 1995, Dear filed a counterclaim against the Bank. The counterclaim alleges that the Bank was grossly negligent, alleges that the Bank had a fiduciary duty and a duty to deal fairly and in good faith with Dear, alleges a claim for failure to advise that a deficiency would be due after the foreclosure of Dear's automobile, and alleges fraud in that the Bank allegedly placed collateral protection insurance on his automobile when he allegedly had insurance. Dear seeks attorneys' fees and $1 million in actual damages and $5 million in punitive damages.

    3. Dennis and Peggy Lott v. Deposit Guaranty National Bank, Ross & Yerger and Prudential, Civil Action No. 251-95-581, in the Circuit Court of the First Judicial District of Hinds County, Mississippi. The plaintiffs in this action, which was filed on June 28, 1995, allege that the Bank purchased collateral protection insurance through Ross & Yerger from Prudential, and the debt incurred as a result of the purchase of the insurance resulted in the plaintiffs being forced to file bankruptcy. The plaintiffs allege causes of action for tortious breach of contract, breach of fiduciary duty, fraudulently and/or deceptively attempting to collect excessive collateral protection insurance premiums, negligent misrepresentation, negligently attempting to collect on an excessive or illegal debt, and gross negligence. The plaintiffs seek $1 million in compensatory damages and $10 million in punitive damages. The defendants removed the case to the United States District Court for the Southern District of Mississippi, Civil Action No. 3:95cv533WS, but the Lotts have moved to remand to state court.

    4. Welch v. Deposit Guaranty National Bank, Civil Action No. 95-35, Circuit Court of the Second Judicial District of Hinds County, Mississippi. In this action, which was filed on August 29, 1995, the plaintiff sued the Bank and other unnamed defendants with respect to collateral protection insurance purchased in connection with the plaintiff's loan from the Bank to finance the purchase of an automobile. The plaintiff alleges causes of action for breach of contract, tortious breach of contract, fraud and deceit, breach of fiduciary duty and negligence. The complaint seeks an unspecified amount in actual and punitive damages.
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    5. Jackie Holmes v. Trustmark National Bank, Prudential Property & Casualty
Insur. Co., Ross & Yerger, Ross & Yerger Financial Systems and National Underwriters of Delaware Inc., Civil Action No. 1:95CV323GR, United States District Court for the Southern District of Mississippi, Southern Division. On August 24, 1995, the plaintiff in this case filed a motion to amend its complaint to add the Bank, along with additional banks, as defendants in this matter. The plaintiff is attempting to have this matter certified as a class action. If the Court allows the plaintiff to amend the complaint, it will allege that the Bank is liable in connection with certain collateral protection insurance. Specifically, if allowed to amend, the complaint will allege causes of action for violations of the Bank Tying Act, mail fraud, breach of the duty of good faith and fair dealing, breach of the duty of trust and confidence, violating fiduciary duties, violating public policy, violating the Civil Rights Act of 1991, violating the Federal Consumer Credit Act, violating the Truth in Lending Act, violating the Racketeer Influenced and Corrupt Organizations Act, violating Fair Debt Collection Act, and violation of usury laws. If allowed to amend, the plaintiff will seek an unspecified amount of compensatory and punitive damages, along with attorneys' fees and prejudgement interest. On September 18, 1995, the Court denied the motion to amend.

    While the ultimate outcome of these lawsuits cannot be predicted with certainty, management believes, based on the advice of counsel, that the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial condition.



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                                   SIGNATURES


    Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                    DEPOSIT GUARANTY CORP.


Date: September 26, 1995                       BY:  /s/Arlen L. McDonald
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                                                    Arlen L. McDonald
                                                    Principal Financial Officer